Exhibit 99.1

Cardiac Science Announces Third Quarter Results
Company Reports $38.9M Q3 Revenue;
Takes AED Field Product Update Charge of $18.5M and
Non-cash Deferred Tax Assets Charge of $44.0M
Bothell, WA — November 9, 2009 — Cardiac Science Corporation [NASDAQ: CSCX], a global leader in automated external defibrillator (AED) and diagnostic cardiac monitoring devices, today announced revenue of $38.9 million for the third quarter ended September 30, 2009, in line with its previous guidance. The Company also recorded a charge of $18.5 million for an AED field product update and a non-cash charge of $44.0 million to increase its valuation allowance against deferred income tax assets. Including these charges, the Company reported a net loss for the quarter of $66.5 million, or $2.85 per share.
Sales in all areas of the business continued to stabilize during the period and execution of the Company’s turnaround initiatives should help to reinstate revenue growth in the coming year.
Cardiac monitoring revenue was $13.0 million and defibrillation products revenue was $21.6 million for the third quarter of 2009. As anticipated, AED sales in Japan were approximately $10.0 million less than in the prior year quarter, due primarily to market weakness and a competing AED product introduction by the Company’s current distribution partner. North American AED sales were down 9% compared to the prior year period. However, following the resumption of AED shipments in August after a temporary ship hold, the Company’s manufacturing and quality teams performed well, filling the vast majority of open orders that had accumulated during the ship hold. Cardiac monitoring revenue decreased 15% compared to the prior year period, driven by slowed demand in the hospital and physician office markets.
The Company recorded a charge of $18.5 million for estimated costs relating to an initiative to improve the reliability of approximately 300,000 AEDs in the field. The Company has determined that, in very rare instances, AEDs may fail to deliver therapy due to a suspect component. The Company has improved its manufacturing process to enhance component reliability in forward production and has elected to undertake an initiative to further strengthen the reliability of field units. The initiative is expected to cost $18.5 million, but the Company is still in discussion with the FDA and other stakeholders to determine the final scope and details. Actual costs may be more or less than the amount of the estimated charge, based on a number of factors.
In addition, the Company’s third quarter results reflect a charge to earnings of $44.0 million to increase its valuation allowance against deferred income tax assets. In light of recent losses, including the $18.5 million charge relating to the anticipated field initiative, the Company has made an assessment that the realization of the benefit of its deferred tax assets, primarily comprised of income tax loss and tax credit carry-forwards, is not “more likely than not” in accordance with applicable GAAP guidelines and has therefore increased its valuation allowance against those assets. This is a non-cash charge that has no impact on the Company’s liquidity and the tax loss and credit carry-forwards remain available to offset future cash income taxes when the Company regains profitability.
“Gaining clarity on the financial impact of the component issue will allow all of our stakeholders to eliminate uncertainty and begin to focus on the progress we’ve made in our turnaround. Operationally, we continue to move at a brisk pace in improving our systems and capabilities with an eye toward building a stronger foundation for future growth,” said Dave Marver, president and chief executive officer. “We have several new technologies slated for introduction in the next 12 months. The introduction of our new vital signs monitors in cooperation with Omron is one of many enhancements we’ll be making to our product line that leverage our brands, distribution, and large installed customer base.”
Third Quarter Financial Results
Third quarter revenue of $38.9 million represented a decrease of 28% compared to the $54.0 million in revenue reported in the third quarter of 2008. Third quarter gross margin was 0.2%, inclusive of the $18.5 million charge relating to the AED field initiative. Excluding this charge, pro forma gross margin would have been 47.8%, a slight decrease from reported third quarter 2008 gross margin, which was 48.4%. The decrease in gross margin on a pro forma basis was due primarily to lower service margins relating to lower revenue being spread over a somewhat fixed cost structure.
Operating expenses in the third quarter of 2009 were $22.8 million, a modest increase from the $22.1 million for the third quarter of 2008. Inclusive of the $18.5 million charge relating to the AED field product update and the $44.0 million charge related to deferred tax assets, the Company reported a net loss of $66.5 million, or $2.85 loss per share in the third quarter of 2009.
EBITDA was negative $21.1 million for the third quarter of 2009. Adjusted EBITDA, which excludes stock-based compensation expense and the costs relating to the AED field initiative, was negative $1.9 million for the third quarter of 2009.
The Company had $31.6 million in cash and cash equivalents as of September 30, 2009, down from $37.9 million at the end of the second quarter. The most significant reason for the decrease was a delay in cash collections during the quarter relating to the delay in shipping AEDs until the second half of the period as a result of the earlier ship hold. As those collections normalize, the cash position is expected to be positively impacted during the fourth quarter.
Outlook
The Company expects revenue for the fourth quarter of 2009 to be in a range between $39.0 million and $41.0 million. During the fourth quarter, the Company will continue to incur higher regulatory and quality assurance expenses as it upgrades its internal capabilities in this area and draws upon outside consultants to assist with the establishment of improved systems. In addition, the Company expects to incur higher research and development and marketing expenses associated with product development initiatives — both internal and with strategic partners.
The Company expects to report a net loss for the quarter in a range between $4.0 and $5.0 million, or between $0.17 and $0.21 per share. The expected loss includes non-cash expenses of approximately $2.2 million related primarily to depreciation, amortization, and stock-based compensation. The Company will not record any tax benefit for operating losses, so these estimates are not tax effected.

Non-GAAP and Pro Forma Financial Information
This news release contains a discussion of EBITDA, Adjusted EBITDA, and Pro Forma Gross Margin which are non-GAAP financial measures provided as a complement to results provided in accordance with U.S. generally accepted accounting principles (“GAAP”). The term “EBITDA” refers to a financial measure defined as earnings before net interest, income taxes, depreciation, and amortization. “Adjusted EBITDA” refers to EBITDA before stock-based compensation and costs associated with the AED field product update. “Pro Forma Gross Margin” refers to Gross Profit before costs associated with the AED field product update as a percentage of Total Revenues. These measures are a substitute for measures determined in accordance with GAAP, and may not be comparable to the same measures as reported by other companies. EBITDA and Adjusted EBITDA are an integral part of the internal management reporting and planning process and are the primary measures used by management to evaluate the operating performance of the Company. The components of these measures include the key revenue and expense items for which operating managers are responsible and upon which their performance is evaluated. The Company also uses Adjusted EBITDA for planning purposes and in presentations to its board of directors. Pro Forma Gross Margin is being presented because of the impact of the extraordinary charge related to the AED field product update on the Company’s Gross Margin for the third quarter of 2009. Presentation of our Gross Margin excluding this charge allows for a comparison of the Company’s performance on a basis that management believes is more consistent from period to period. Reconciliations of EBITDA and Adjusted EBITDA to net income, and Pro Forma Gross Margin to Gross Margin, the most comparable GAAP measures, are contained in this press release.
Conference Call Information
Cardiac Science will conduct a conference call at 4:30 p.m. Eastern Standard Time today to discuss the Company’s financial results for the third quarter. The call will be hosted by Dave Marver, president and chief executive officer, and Mike Matysik, senior vice president and chief financial officer.
To access the conference call, please dial 877.941.2332 and reference conference ID 4179087. Callers outside the U.S. can dial 480.629.9724. The call will also be webcast live at www.cardiacscience.com. An audio replay of the call will be available for 7 days following the call at 800.406.7325 for U.S. callers or 303.590.3030 for those calling from outside the U.S. The password required to access the replay is 4179087#. An archived webcast will also be available at www.cardiacscience.com for 90 days.
About Cardiac Science
Cardiac Science develops, manufactures, and markets a family of advanced diagnostic and therapeutic cardiology devices and systems, including automated external defibrillators (AED), electrocardiograph devices (ECG/EKG), cardiac stress test treadmills and systems, Holter monitoring systems, hospital defibrillators, cardiac rehabilitation telemetry systems, vital signs monitors, and cardiology data management systems (informatics) that connect with hospital information (HIS), electronic medical record (EMR), and other information systems. The Company sells a variety of related products and consumables and provides a portfolio of training, maintenance, and support services. Cardiac Science, the successor to the cardiac businesses that established the trusted Burdick®, HeartCentrix ®, Powerheart®, and Quinton® brands, is headquartered in Bothell, Washington. With customers in more than 100 countries worldwide, the Company has operations in North America, Europe, and Asia. For information, call 425.402.2000 or visit http://www.cardiacscience.com.
Forward-Looking Statements
This press release contains forward-looking statements. The word “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Forward-looking statements in this press release include, but are not limited to, those relating to Cardiac Science Corporation’s future financial results and condition, actual costs of the AED field product update, potential negative impact on future sales of AED products resulting from the announced AED field product update, constraints on our ability to pursue strategic initiatives as a result of the costs associated with implementing the AED field product update, including future product releases, and income taxes on future pre-tax results. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results and performance may vary significantly from those expressed or implied in such statements. Factors that could cause or contribute to such varying results and other risks include those with respect to the quality of our processes, products and services and the implementation of voluntary actions or those taken at the request of regulatory authorities relating to our business, as well as those more fully described in the Annual Report on Form 10-K filed by Cardiac Science Corporation for the year ended December 31, 2008, as updated by subsequent quarterly reports on Form 10-Q. Cardiac Science Corporation undertakes no duty or obligation to update the information provided herein.
For more information,

Company Contact:	Investor Contact:	Media Contact:
Mike Matysik	Matt Clawson	Christopher Gale
Cardiac Science Corporation	Allen & Caron	EVC Group Inc.
Senior Vice President and CFO	949.474.4300	646.201.5431
425.402.2009	matt@allencaron.com	203.570.4681
		cgale@evcgroup.com
LOGO: http://www.cardiacscience.com/images/main logo.gif CSCX-F
— Tables to Follow —

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended September 30,
	2009		2008
	$	%	$	%

Revenues:
Cardiac monitoring products	$13,000	33.4%	$15,316	28.4%
Defibrillation products	21,646	55.7%	34,071	63.1%

Total product revenues	34,646	89.1%	49,387	91.4%
Service	4,238	10.9%	4,619	8.6%

Total revenues	38,884	100.0%	54,006	100.0%

Cost of Revenues:
Products	17,194	49.6%	24,799	50.2%
AED field initiative	18,500	47.6%	—	0.0%
Service	3,095	73.0%	3,088	66.9%

Total cost of revenues	38,789	99.8%	27,887	51.6%

Gross Profit:
Products	(1,048)	-3.0%	24,588	49.8%
Service	1,143	27.0%	1,531	33.1%

Gross profit	95	0.2%	26,119	48.4%

Operating Expenses:
Research and development	4,270	11.0%	4,103	7.6%
Sales and marketing	11,923	30.7%	12,934	23.9%
General and administrative	6,571	16.9%	5,096	9.4%

Total operating expenses	22,764	58.5%	22,133	41.0%

Operating income (loss)	(22,669)	-58.3%	3,986	7.4%

Other Income:
Interest income	23	0.1%	156	0.3%
Other income, net	158	0.4%	20	0.0%

Total other income	181	0.5%	176	0.3%

Income (loss) before income tax expense:	(22,488)	-57.8%	4,162	7.7%
Income tax expense	(43,923)	-113.0%	(1,598)	-3.0%

Net income (loss)	(66,411)	-170.8%	2,564	4.7%
Less: Net income attributable to noncontrolling interests	(135)	-0.3%	(86)	-0.2%

Net income (loss) attributable to Cardiac Science Corporation	$(66,546)	-171.1%	$2,478	4.6%

Net income (loss) per share attributable to Cardiac Science Corporation:
Basic	$(2.85)		$0.11
Diluted	$(2.85)		$0.11
Weighted average shares outstanding:
Basic	23,368,778		22,892,161
Diluted	23,368,778		23,413,042

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Nine Months Ended September 30,
	2009		2008
	$	%	$	%

Revenues:
Cardiac monitoring products	$40,151	35.0%	$48,613	31.3%
Defibrillation products	61,413	53.6%	92,371	59.6%

Total product revenues	101,564	88.6%	140,984	90.9%
Service	13,098	11.4%	14,113	9.1%

Total revenues	114,662	100.0%	155,097	100.0%

Cost of Revenues:
Products	49,261	48.5%	69,260	49.1%
AED field initiative	18,500	16.1%	—	0.0%
Service	9,376	71.6%	9,557	67.7%

Total cost of revenues	77,137	67.3%	78,817	50.8%

Gross Profit:
Products	33,803	33.3%	71,724	50.9%
Service	3,722	28.4%	4,556	32.3%

Gross profit	37,525	32.7%	76,280	49.2%

Operating Expenses:
Research and development	11,358	9.9%	11,762	7.6%
Sales and marketing	34,392	30.0%	38,170	24.6%
General and administrative	18,536	16.2%	15,568	10.0%

Total operating expenses	64,286	56.1%	65,500	42.2%

Operating income (loss)	(26,761)	-23.3%	10,780	7.0%

Other Income:
Interest income	55	0.0%	434	0.3%
Other income, net	555	0.5%	106	0.1%

Total other income	610	0.5%	540	0.3%

Income (loss) before income tax expense:	(26,151)	-22.8%	11,320	7.3%
Income tax expense	(42,563)	-37.1%	(4,245)	-2.7%

Net income (loss)	(68,714)	-59.9%	7,075	4.6%
Less: Net income attributable to noncontrolling interests	(476)	-0.4%	(257)	-0.2%

Net income (loss) attributable to Cardiac Science Corporation	$(69,190)	-60.3%	$6,818	4.4%

Net income (loss) per share attributable to Cardiac Science Corporation:
Basic	$(2.98)		$0.30
Diluted	$(2.98)		$0.29
Weighted average shares outstanding:
Basic	23,209,181		22,840,524
Diluted	23,209,181		23,402,011

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	September 30, 2009	December 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$31,628	$34,655
Accounts receivable, net	28,387	31,665
Inventories	26,011	24,692
Deferred income taxes	—	8,366
Prepaid expenses and other current assets	2,763	3,144

Total current assets	88,789	102,522

Other assets	358	428
Machinery and equipment, net of accumulated depreciation	7,951	6,994
Deferred income taxes	—	28,452
Intangible assets, net of accumulated amortization	28,672	31,278
Investments in unconsolidated entities	664	534

Total assets	$126,434	$170,208

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	11,885	12,711
Accrued liabilities	12,568	13,535
Warranty liability	3,861	3,796
AED field initiative liability	18,500	—
Deferred revenue	7,787	7,918

Total current liabilities	$54,601	$37,960

Deferred income taxes	5,376	—

Total liabilities	$59,977	$37,960

Equity:
Cardiac Science Corporation shareholders’ equity	65,422	131,703
Noncontrolling interests	1,035	545

Total equity	66,457	132,248

Total liabilities and equity	$126,434	$170,208

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended
	September 30,
	2009	2008
Operating Activities:
Net income (loss)	$(66,411)	$2,564

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Stock-based compensation	674	469
Depreciation and amortization	1,595	1,544
Deferred income taxes	43,996	1,493

Changes in operating assets and liabilities, net of businesses acquired:
Accounts receivable, net	(5,552)	(526)
Inventories	9	(929)
Prepaid expenses and other assets	509	(151)
Accounts payable	1,672	(591)
Accrued liabilities	(672)	1,113
Warranty liability	56	825
AED field initiative liability	18,500	—
Deferred revenue	539	555

Net cash provided by (used in) operating activities	(5,085)	6,366

Investing Activities:
Purchases of short-term investments	—	(845)
Purchases of machinery and equipment	(1,034)	(983)
Proceeds from repayment of note	27	38
Purchases of intangibles	(370)	—
Cash paid for acquisitions	—	(156)

Net cash used in investing activities	(1,377)	(1,946)

Financing Activities:
Proceeds from exercise of stock options and issuance of shares under employee stock purchase plan	161	541
Minimum tax withholding on restricted stock awards	(13)	(87)

Net cash provided by financing activities	148	454

Effect of exchange rate changes on cash and cash equivalents	74	—

Net change in cash and cash equivalents	(6,240)	4,874
Cash and cash equivalents, beginning of period	37,868	27,721

Cash and cash equivalents, end of period	$31,628	$32,595

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Nine Months Ended
	September 30,
	2009	2008

Operating Activities:
Net income (loss)	$(68,714)	$7,075

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Stock-based compensation	1,887	1,515
Depreciation and amortization	4,662	4,777
Deferred income taxes	42,231	3,955

Changes in operating assets and liabilities, net of businesses acquired:
Accounts receivable, net	3,165	(1,169)
Inventories	(1,321)	(1,678)
Prepaid expenses and other assets	545	(445)
Accounts payable	(785)	(827)
Accrued liabilities	(963)	729
Warranty liability	65	1,163
AED field initiative liability	18,500	—
Deferred revenue	(131)	65

Net cash provided by (used in) operating activities	(859)	15,160

Investing Activities:
Purchases of short-term investments	—	(845)
Maturities of short-term investments	—	350
Purchases of machinery and equipment	(2,688)	(2,425)
Proceeds from repayment of note	110	38
Purchases of intangibles	(370)	—
Cash paid for acquisitions	(54)	(580)

Net cash used in investing activities	(3,002)	(3,462)

Financing Activities:
Proceeds from exercise of stock options and issuance of shares under employee stock purchase plan	897	887
Minimum tax withholding on restricted stock awards	(110)	(149)

Net cash provided by financing activities	787	738

Effect of exchange rate changes on cash and cash equivalents	47	—

Net change in cash and cash equivalents	(3,027)	12,436
Cash and cash equivalents, beginning of period	34,655	20,159

Cash and cash equivalents, end of period	$31,628	$32,595

Cardiac Science Corporation and Subsidiaries
Reconciliation of GAAP Results to Non-GAAP Results (unaudited)
(in thousands)

	Reconciliation of Net Income (Loss) Attributable to Cardiac Science Corporation to Adjusted EBITDA
	Three Months Ended		Three Months Ended
	September 30, 2009		September 30, 2008
		% of revenue		% of revenue

Net income (loss) attributable to Cardiac Science Corporation	$(66,546)	-171.1%	$2,478	4.6%
Depreciation and amortization	1,595	4.1%	1,544	2.9%
Interest income	(23)	-0.1%	(156)	-0.3%
Income tax expense	43,923	113.0%	1,598	3.0%

EBITDA	(21,051)	-54.1%	5,464	10.1%

Stock-based compensation	674	1.7%	469	0.9%
AED field initiative	18,500	n/m	—	n/m

Adjusted EBITDA	$(1,877)	-4.8%	$5,933	11.0%

	Reconciliation of Net Income (Loss) Attributable to Cardiac Science Corporation to Adjusted EBITDA
	Nine Months Ended		Nine Months Ended
	September 30, 2009		September 30, 2008
		% of revenue		% of revenue

Net income (loss) attributable to Cardiac Science Corporation	$(69,190)	-60.3%	$6,818	4.4%
Depreciation and amortization	4,662	4.1%	4,777	3.1%
Interest income	(55)	0.0%	(434)	-0.3%
Income tax expense	42,563	37.1%	4,245	2.7%

EBITDA	(22,020)	-19.2%	15,406	9.9%

Stock-based compensation	1,887	1.6%	1,515	1.0%
AED field initiative	18,500	n/m	—	n/m

Adjusted EBITDA	$(1,633)	-1.4%	$16,921	10.9%

	Reconciliation of Gross Margin to Pro Forma Gross Margin
	Three Months Ended		Three Months Ended
	September 30, 2009		September 30, 2008
		% of revenue		% of revenue

Gross profit	$95	0.2%	$26,119	48.4%
AED field initiative	18,500	47.6%	—	0.0%

Pro forma gross profit	$18,595	47.8%	$26,119	48.4%

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